Exhibit 99.1

Nxt-ID, Inc. names Vincent S. Miceli as new Chief Executive Officer

SEBASTIAN, Florida, Sept. 18, 2019 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, announced today that Gino M. Pereira has resigned from his roles as Chief Executive Officer, President, director and chairman of the Company’s board of directors on September 13, 2019. The Company’s board of directors has appointed the Company’s current Chief Financial Officer, Vincent S. Miceli, as Chief Executive Officer, President and a director.

Mr. Miceli said, “I am excited to be taking over the leadership of this business. Now that we have successfully overseen the divesture of the payments business, I am looking forward to leading the Company during its next phase of development.” Continued Mr. Miceli, “I am grateful to the Board for their support and confidence while we work together to refocus the Company and its mission.”

About Nxt- ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs;  Learn more about Nxt-ID, Inc. at www.nxt-id.com. For Nxt-ID Inc. corporate information contact: info@nxt-id.com.

Forward-Looking Statements for Nxt-ID, Inc.: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, the Company’s ability to establish and maintain the proprietary nature of its technology through the patent process, as well as its ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Media Contact:

Vincent S. Miceli
investors@nxt-id.com